Exhibit 23


                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Coeur d'Alene Mines Corporation

We consent to the incorporation by reference in the registration statement No. 33-60163 on Form S-8 of Coeur d'Alene Mines Corporation of our report dated February 28, 2003, with respect to the consolidated balance sheet of Coeur d'Alene Mines Corporation as of December 31, 2002 and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Coeur d'Alene Mines Corporation.


/s/KPMG LLP


Denver, Colorado
March 20, 2003